Exhibit 99

           Temecula Valley Bancorp Net Income Increases 87%

    TEMECULA, Calif.--(BUSINESS WIRE)--Jan. 30, 2004--Temecula Valley Bancorp (OTCBB:TMCV) announced today that net income for the 12-month period ending December 31, 2003 increased from $4,191,054 in 2002 to $7,854,339 in 2003, an 87% increase. Net income for the quarter ending December 31st increased from $1,770,529 to $2,130,887, a 20% increase. "We are pleased with the financial results for 2003 and expect that this level of performance will place the company in a category with the highest performing banks in the nation," said Stephen H. Wacknitz, President/CEO and chairman of the board.
    As of December 31, 2003, total assets grew 39% to $430,840,000, total loans increased 33% to $360,749,000, deposits increased 42% to $383,487,000 and shareholder equity increased 51% to $29,683,000. Tier-One Capital remained strong at 9.06%, compared to 8.00% at December 31, 2002.
    The return on average equity was 31.84% in 2003 compared to 24.34% in 2002, and the return on average assets was 2.04% in 2003 compared to 1.69% in 2002. Both ratios are approximately double banking industry averages.
    During 2004 the company will continue to expand its presence with the opening of a full service office in Rancho Bernardo and the conversion of the Corona Loan Production Office to a full service branch office.
    Temecula Valley Bank was established in 1996 and operates full service offices in Temecula, Murrieta, Fallbrook, Escondido and El Cajon. Temecula Valley Bancorp was established in June 2002 and operates as a one-bank holding company for Temecula Valley Bank. As a Preferred Lender (PLP) since 1998, the locally owned and operated bank also has SBA loan production offices in Sherman Oaks, CA, Fresno CA, Chico, CA, Anaheim Hills, CA, Bellevue, WA, Gurnee, IL, Westlake, OH, Tampa/St. Petersburg FL, Coral Springs, FL, Jacksonville, FL and Atlanta, GA. The Bancorp's common stock is traded over the counter with the stock symbol TMCV.OB and the banks' Internet Web site can be reached at www.temvalbank.com.
    Statements concerning future performance, developments or events concerning expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, the ability to control costs and expenses, the impact of consolidation in the banking industry, financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings.


                     TEMECULA VALLEY BANCORP INC.
                            FINANCIAL DATA
                            DECEMBER 2003

                          DEC 31       DEC 31    INCREASE /(DECREASE)
                   -------------------------- ------------------------
                           2003         2002         AMOUNT  PERCENT
                   -------------------------- ------------------------

Total Assets       $430,840,000 $310,289,000  $120,551,000         39%

Total Loans        $360,749,000 $271,426,000   $89,323,000         33%

Total Deposits     $383,487,000 $269,321,000  $114,166,000         42%

Shareholder Equity  $29,683,000  $19,616,000   $10,067,000         51%

Tier One Capital
 Ratio                     9.06%        8.00%

Annualized Net Loan
 Charge-offs               0.14%        0.33%
(Recoveries) as a
percent of Average
 Loans

Non-performing
 loans                4,160,000    1,908,000
SBA/SBDC Guaranteed
 portion             (3,378,000)  (1,077,000)
                   --------------------------
   Net non-
    performing
    loans               782,000      831,000
                   ==========================

Other real estate
 owned                  485,036            0
                   ==========================


                       THREE MONTHS ENDED       TWELVE MONTHS ENDED
                          DECEMBER 31               DECEMBER 31
                   -------------------------- ------------------------
                           2003         2002          2003       2002
                   -------------------------- ------------------------

Income before
 Income Taxes        $3,600,384   $3,000,472   $13,282,228 $7,065,564

Provision for
 Income Taxes        $1,469,497   $1,229,943    $5,427,889 $2,874,510
                   -------------------------- ------------------------

Net Income           $2,130,887   $1,770,529    $7,854,339 $4,191,054

Per Share - Basic         $0.26        $0.24         $1.00      $0.57

Per Share -
 Diluted                  $0.23        $0.21         $0.89      $0.50

Annualized Return
 on Average Assets         1.97%        2.33%         2.04%      1.69%

Annualized Return
 on Average Equity        29.65%       37.64%        31.84%     24.34%

Shares Outstanding    8,151,914    7,446,646     8,151,914  7,446,646
Average Shares
 Outstanding          8,130,796    7,433,202     7,823,950  7,372,504
Average Shares &
 Equivalents          9,091,184    8,477,382     8,861,706  8,370,040


Note: All per share and share data adjusted for 2 for 1 split effective 12/19/2003, payable 12/24/2003.


    CONTACT: Temecula Valley Bank, Temecula
             Stephen H. Wacknitz, 909-694-9940